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                                                                    EXHIBIT 23c

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of BellSouth Corporation listed below

     -    Form S-3 (File No. 333-120170)

     -    Form S-3 (File No. 333-117772)

     -    Form S-8 (File No. 333-115035)

     -    Form S-8 (File No. 333-115036)

     -    Form S-8 (File No. 333-115034)

     -    Form S-8 (File No. 333-129985)

of our report dated March 3, 2005, relating to the financial statements of Omnipoint Facilities Network II, LLC, which appears in the Form 10-K of Cingular Wireless LLC for the year ended December 31, 2005. Our report is referenced in the report on the consolidated financial statements of Cingular Wireless LLC which is included in this Form 10-K of BellSouth Corporation.


/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 24, 2006